Exhibit 99.1

FOR IMMEDIATE RELEASE	No. 07-04

For more information contact: G. Darcy Klug, Executive Vice President

Phone: (337) 896-6664

OMNI TO ACQUIRE ASSETS OF CYPRESS ENERGY

Acquisition Adds $20 Million of Seismic Drilling Backlog, Expands Core Business Segments with

Addition of Employee Leasing and Will Be Immediately Accretive to Earnings

CARENCRO, LA – JANUARY 29, 2007 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today the execution of an Asset Purchase Agreement to acquire certain assets of Cypress Consulting Services, Inc. d/b/a/ Cypress Energy (“Cypress”) for approximately $10.1 million, including $7.1 million in cash and the balance in a three year, 5% promissory note. The cash portion of the purchase price will be paid from available working capital under the Company’s Revolving Line of Credit. Closing of the acquisition is subject to the approval of OMNI’s senior lenders and the Board of Directors of both companies, and is expected to occur during the 1st quarter of 2007.

Headquartered in Houston, Texas, Cypress currently employs approximately 200 people in two distinct business segments—Seismic Drilling Services and Employee Leasing. OMNI said the acquisition of the assets of Cypress includes the assumption of approximately $20 million of seismic drilling contracts. OMNI said it believes the acquisition of the assets of Cypress will be immediately accretive to its 2007 earnings. As recently announced, OMNI’s seismic drilling backlog currently tops $55 million, and combined with Cypress, OMNI’s seismic drilling backlog will now top $75 million. For the 2006 year, Cypress reported pro forma earnings before interest, taxes, depreciation and amortization of approximately $2.5 million on revenues of approximately $23.1 million. OMNI recently announced that its full year pro forma revenues for 2006, including full year revenues for the acquisition of Preheat, Inc., Rig Tools, Inc. and Charles Holston, Inc., would top $140 million.

Commenting on the acquisition of the assets of Cypress, James C. Eckert, OMNI’s President and Chief Executive Officer said, “OMNI is the industry’s leading provider of seismic drilling services in the transition zones of the United States. With the acquisition of the assets of Cypress, OMNI will substantially improve its market position as the leading provider of domestic highland seismic drilling services. On a pro forma basis, our combined backlog for seismic drilling services will top $75 million. This acquisition will also strengthen the permitting and surveying front-end services offered by our seismic services business unit.”

“Cypress also employs approximately 120 to 150 skilled and unskilled employees providing contract labor services to various companies working in the oil and gas industry. Recently, the lack of qualified personnel has plagued our industry and has constrained revenues in our employee-driven business units. As a result, we have focused recent acquisitions on companies with a more equipment-driven revenue base. By integrating this contract labor workforce into our employee intensive business units, we hope to periodically draw upon this available workforce to fulfill temporary fluctuations in employee demands within these more employee dependent business units.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to negotiate and execute a definitive purchase agreement and ultimately complete the proposed acquisition referenced herein, the ability to close timely and integrate successfully the proposed acquisition referenced herein, the timely integration of Rig Tools, Inc., the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.